EXHIBIT 99.2

Euramax International, Inc. Sets Yield for Pricing of Tender Offer and Consent Solicitation for its 8½% Senior Subordinated Notes due 2011

Norcross, Georgia (May 17, 2005) -  Euramax International, Inc. (the “Company”) announced today that it has determined the yield used to determine the total consideration to be paid in its previously announced tender offer and consent solicitation for its outstanding 8½% Senior Subordinated Notes due 2011 (the “Notes”).

The Total Consideration (as defined in the Statement) will be determined based on the formula set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated May 3, 2005 (the “Statement”), which provides for a fixed spread of 50 basis points over the bid side yield (as quoted on the Bloomberg Government Pricing Monitor on “Page PX5” at 9:00 a.m., New York City time, on May 17, 2005) of the 3.25% U.S. Treasury Note due August 15, 2007 (the “Reference Security”), plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date. The bid side yield of the Reference Security at 9:00 a.m., New York City time, on May 17, 2005 was 3.636%, which results in a Tender Offer Yield (as defined in the Statement) of 4.136%.

Upon consummation of the tender offer and the determination of the actual payment date, the Company will determine the Total Consideration in accordance with the formula set forth in the Statement using this Tender Offer Yield of 4.136%.  Assuming the payment date is June 2, 2005, the Total Consideration will be $1,129.71 for each $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date.  The actual Total Consideration may be higher or lower, based on this formula, depending on the actual payment date for the tender offer.

The Total Consideration includes a consent payment of $20.00 per $1,000 principal amount of Notes that is payable only to holders who validly tendered their Notes on or before 5:00 p.m., New York City time, on May 16, 2005.  Holders who validly tender their Notes after 5:00 p.m., New York City time, on May 16, 2005, but before the expiration of the tender offer, will be paid $1,109.71 per $1,000 principal amount of Notes purchased in the tender offer, plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date, assuming the payment date is June 2, 2005.

The tender offer expires at 5:00 p.m., New York City time, on June 1, 2005, unless extended or earlier terminated by the Company (the “Expiration Date”).

The closing of the tender offer is subject to certain conditions with respect to the Notes, including without limitation, that the Company has received on or prior to the Expiration Date net proceeds from the Related Financing Transactions (as defined in the Statement) or other available sources of cash, in each case, on terms and conditions satisfactory to the Company in its sole discretion and in an amount sufficient to pay the aggregate total consideration payable pursuant to the tender offer, plus all fees and expenses related to the tender offer and the consent solicitation, and that the merger of the Company with Emax Merger Sub, Inc., a wholly owned subsidiary of GSCP Emax Acquisition, LLC, has been consummated on or prior to the expiration of the tender offer.

Credit Suisse First Boston (“CSFB”) and Goldman, Sachs & Co. (“Goldman Sachs”) are the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation.  Questions regarding the tender offer should be directed to CSFB at (800) 820-1653 (U.S. toll-free) or (212) 538-0652 (collect) or to Goldman Sachs at (800) 828-3182 (U.S. toll-free) or (212) 357-8664 (collect).

Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, New York, NY 10005, (800) 848-2998 (U.S. toll-free) or (212) 269-5550 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The full terms of the tender offer and consent solicitation are set forth in the Statement and the related Consent and Letter of Transmittal.

Euramax International, Inc. is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States as well as in the United Kingdom, The Netherlands and France.  The Company’s customers include original equipment manufacturers; commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers.

Note regarding forward looking statements: Statements made by the Company which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements due to many important factors, including without limitation: the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions of the merger agreement; risks associated with the Company’s substantial indebtedness, leverage and debt service; risks of increasing competition; general economic or business conditions; the Company’s exposure to fluctuations in the price of its primary raw materials such as steel and aluminum; fluctuations in currency exchange and interest rates; the Company’s ability to retain management; and increases in the costs of compliance with laws and regulations, including environmental laws and regulations.  For further information on these and other risks, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Contact:	Euramax International, Inc.
R. Scott Vansant
(770) 449-7066